Exhibit 10.2

MANAGEMENT SERVICES AGREEMENT

MANAGEMENT SERVICES AGREEMENT (“Agreement”), dated as of October 14, 2020, by and between GOLD RESOURCE CORPORATION, a Colorado corporation (“GRC”), and FORTITUDE GOLD CORPORATION, a Colorado corporation (“Fortitude” and, together with GRC, the “Parties”).

RECITALS

WHEREAS, Fortitude was previously a wholly owned subsidiary of GRC for which GRC and its employees (“Employees”) provided expertise, software and computer systems, and other technical, human and other resources to ensure achievement of Fortitude’s corporate purposes;

WHEREAS, following the spin-off of Fortitude into a separately owned corporation, Fortitude desires to retain, and GRC desires to provide, certain management and administrative support services and certain computer systems infrastructure previously provided by Employees upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	SERVICES

1.1	GRC and its Employees (including any future or replacement employee) shall provide to Fortitude the strategic, technical, management and administrative support services (“Services”) set out below, including but not limited to, and as may be amended from time to time:

(a)	Operational and technical services including: assistance with managerial and technical supervision, advisory and consultation of mining operations and exploration; long-term strategic planning, modeling, and other technical planning aspects of the mine site; mapping and site analysis including geophysical and geochemical surveying; review and implementation of exploration and interpretation programs; identification and testing of drilling targets; consultation regarding relationships with local government and communities; and consultation regarding environmental, safety and sustainability matters.

(b)	Administrative, information technology, accounting and financial strategic advisory and shared services including but not limited to: budgeting and forecasting; cash and treasury management policies and procedures; commercial and market analysis; evaluation of potential corporate transactions; execution of agreed shared accounting and information technology shared services; financial and managerial reporting preparation; implementation and oversight of internal controls and assistance with internal audit functions; insurance program analysis; and providing related tax and audit support.

(c)	Legal and consulting services including: consultation, advice and recommendations regarding compliance with local, state and federal law; review and consultation regarding third-party litigation and strategies; review and implementation of corporate governance policies and compliance programs; human resources; executive compensation and equity plan administration.

(d)	Investor relations and advisement services including assistance with public interface and shareholder communications; preparation of marketing or promotional materials; consultation and review of development of investor relations strategies; identification and review of corporate development opportunities.

2.	RELATIONSHIP OF THE PARTIES

2.1	This Agreement is not one of agency between GRC and Fortitude, but one in which GRC is engaged to provide management oversight and administrative support services as an independent contractor and nothing contained in this Agreement shall be constructed as constituting GRC a partner of, a fiduciary of, or in joint venture with Fortitude. At no time shall the Employees of, any independent contractors engaged by GRC and/or the employees of any independent contractor be considered employees of Fortitude. GRC shall be responsible for complying with all federal, state, and local labor and tax laws and regulations with respect to Employees.

2.2	At all times GRC shall use its reasonable best efforts to provide Services to Fortitude; however, the Parties acknowledge and agree that from time to time Employee availability to perform Services is limited by GRC business needs and commitments. This Agreement is non-exclusive with respect to the Parties whereby GRC may for good reason decline to provide Services in such circumstances and Fortitude is not precluded from seeking assistance from other providers.

3.	DUTIES OF GRC

3.1	GRC will perform, or cause to be performed, the Services with not less than the degree of care, skill and diligence with which it performs or would perform similar services for itself consistent with past practices (including without limitation, with respect to the type, quantity, quality and timeliness of such services.) If GRC is required to engage third parties to perform one or more of the Services required in this Agreement, GRC shall use all commercially reasonable efforts to cause such third parties to deliver such Services in a competent and timely fashion. GRC shall not engage any third-party service provider without the prior consultation and consent of Fortitude.

3.2	GRC shall keep and maintain, at a location designated from time to time by Fortitude, fully detailed and proper records regarding all services provided to Fortitude and shall forward to Fortitude on or before the 5th business day of each month, evidence of receipts and disbursements in a form acceptable to the Parties. All such records shall be made available to Fortitude and its representatives at reasonable times whenever requested.

4.	DUTIES OF FORTITUDE

4.1	Fortitude shall furnish GRC from time to time as required all information and all written authorizations or other documents necessary for GRC to perform its duties hereunder.

5.	TERM

5.1	The term of this Agreement shall commence on November 1, 2020 and shall terminate on October 31, 2021, and year to year thereafter, unless cancelled by 30 days written notice by one party to the other.

6.	FEES

6.1	GRC shall prepare and deliver to Fortitude a monthly invoice as soon as practicable at the end of each month setting forth with sufficient detail the Services performed by Employees and the applicable fees for such Services based on the rates set forth in Schedule 1 of this Agreement (“Fees”). Fortitude shall also reimburse GRC for all costs and expenses reasonably incurred by GRC in connection with providing the services (“Expenses”) (e.g. travel, miscellaneous office equipment, insurance, etc.) which shall be set forth in reasonable detail in the same monthly invoice as the Fees or in a separate invoice.

6.2	Fortitude shall pay the Fees and Expenses within 30 days of receipt of the invoice(s); provided, however, that in the event there is a dispute between the Parties regarding any invoice, the Parties shall cooperate amicably to promptly determine the correct amount of such Fees and/or Expenses owed to GRC. After 30 days, interest at the rate of 5% per annum, compounded monthly, shall accrue and will be payable with respect to any such amounts determined to be due and not paid by Fortitude until funds are received. Should default extend past 90 days, the affected party has the right to terminate the agreement.

6.3	The Fees will be established based on market rates. The Parties shall review annually the fee rates for Services and may amend Schedule 1 to reflect any revised rates.

7.	CONFIDENTIALITY

7.1	All Confidential Information furnished to, or developed by, GRC or any of its officers, directors, principals, members, employees (including the Employees) pursuant to carrying out its duties under this Agreement shall be the property of Fortitude, and shall be kept confidential by GRC and its representatives and shall not be disclosed by GRC without prior express consent of Fortitude. For purposes of this provision “Confidential Information” shall mean information relating to the business of Fortitude as well as all know-how of which the Employees become aware or generates in the course of or in connection with the performance of the Services.

7.2	Confidential Information does not include information which is required to be disclosed by law or pursuant to court order or has become public knowledge otherwise than as a result of the conduct of GRC.

7.3	The duty to maintain such Confidential Information shall expressly survive the termination of this Agreement.

8.	INDEMNIFICATION

8.1	Each Party shall indemnify, defend and hold harmless the other Party, its parent, subsidiaries and their respective officers, directors, shareholders and employees, from and against all damages, liabilities, actions, causes of action, suits, claims, demands, losses, cost and expenses (including without limitation, reasonable attorney's fees, disbursements and court costs) to the extent arising in connection of performance of the Services (except if due to the negligence of the other Party or those for which it is responsible by law), with respect to the performance of its duties hereunder.

8.2	The indemnifying Party shall be notified promptly of the existence of the claims, demands, actions or rights of action and shall be given reasonable opportunity to defend the same in which defense the indemnified Party shall cooperate. If the indemnifying Party fails forthwith upon notice to assume such defense, then the indemnified Party may proceed with the defense thereof, including any settlement, in which case the indemnifying Party shall bear the costs of defense including attorneys’ fees and shall pay the amount of any judgment or settlement.

8.3	This indemnification provision shall not be deemed exclusive of any other rights which those seeking indemnification may be entitled under any statute or agreement, and shall survive the termination of this Agreement.

9.	TERMINATION

9.1	Upon the termination of this Agreement GRC shall:

(a)	within 90 days thereafter, render a final accounting to Fortitude which accounting shall include all unbilled Fees and Expenses.

(b)	immediately surrender to Fortitude, or to such person as Fortitude may direct, all property, books, and records of Fortitude then in the custody of GRC.

10.	GENERAL

10.1	The Parties shall take all such further actions and execute all such further documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

10.2	This Agreement shall be constructed and interpreted in accordance with the laws of Colorado and the laws of the United States of America applicable therein.

10.3	This Agreement may be executed in one or more counterparts each of which when so executed shall be deemed to be an original and such counterparts together shall constitute but one of the same instrument.

10.4	Except as expressly provided to the contrary herein, each article, term, condition and provision of this Agreement shall be considered severable, and if, for any reason whatsoever, any such article, term, condition or provision herein is deemed to be invalid, illegal or incapable of being enforced as being contrary to, or in conflict with, any existing or future law or regulation by any court or agency having valid jurisdiction, such shall not impair the operation, or have any other effect upon such other articles, terms, conditions and provisions of this Agreement, and the latter shall continue to be given full force and effect by the parties hereto, and shall be construed as if such invalid, illegal or unenforceable article, term, condition or provision were omitted.

10.5	All captions, titles, headings and article numbers herein have been inserted and are intended solely for the convenience of the parties, and none such shall be construed or deemed to affect the meaning or construction of any provisions hereof, or to limit the scope of the provision to which they refer.

10.6	This Agreement, together with the Schedules hereto, constitute the entire, full, and complete Agreement between the Parties concerning the subject matter hereof, and shall supersede all prior and contemporaneous agreements, understandings, negotiations, and discussion whether oral or written. No representation, inducement, promises or agreements, oral or otherwise, between the Parties not included herein or attached hereto, unless of subsequent date, have been made by either Party and none shall be of any force or effect with reference to this Agreement or otherwise.

10.7	No amendment, change or variance of this Agreement shall be binding upon either party, unless mutually agreed to by the Parties and executed by them, or by their respective authorized employees, officers, or agents in writing.

10.8	Any notice or payment to be given under this Agreement shall be in writing and delivered by hand or, except in the event of disruption of postal service, mailed by prepaid registered mail to the party at the address shown below and such notice shall be deemed to have been given on the day of delivery or on the fifth business day after mailing as aforesaid, as the case may be. In the case of a notice alone, such notice may also be sent by email to the relevant party to the email address set out below.

If to Fortitude Gold Corporation:

Fortitude Gold Corporation

2866 Carriage Manor Point,

Colorado Springs, Colorado

80906

Attention:______________

Email:_____________

If to Gold Resource Corporation;

2000 S. Colorado Blvd. Suite 10200

Denver, Colorado

80222

Attention:______________

Email:_____________

Notice of change of address or email address may be given by any party in the same manner.

10.9	Any dispute arising out of, connected with, or relating to this Agreement shall be resolved by final and binding arbitration before a single independent and impartial arbitrator in Denver, Colorado pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). If the Parties are unable to agree on a mutually acceptable arbitrator within 30 days of submission of the dispute to arbitration, an arbitrator will be appointed by the AAA. The arbitrator shall have the authority to assess the costs and expenses of the arbitration proceeding (including the fees and expenses of the arbitrator and the AAA) against any or all of the Parties. The arbitrator shall also have the authority to award reasonable attorneys’ fees and expenses to the prevailing Party. This agreement to arbitrate shall not preclude the Parties from engaging in parallel voluntary, non-binding settlement efforts including mediation.

(Signature page follows)

FORTITUDE GOLD CORPORATION	GOLD RESOURCE CORPORATION

/s/ Jason Reid	/s/ Kim Perry
Authorized Signature	Authorized Signature

Jason Reid, Chief Executive Officer	Kim Perry, Chief Executive Officer
Print Name and Title	Print Name and Title

SCHEDULE 1

GRC shall prepare and deliver to Fortitude a monthly invoice as soon as practicable at the end of each month setting forth with sufficient detail the Services performed by Employees and the applicable fees for such Services based on the below hourly rates:

Service Tier	Level of Services	Hourly Rate
1	Executive	$345
2	Senior Management	$210
3	Transactional	$100